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                                                                   EXHIBIT 10.16



 Interim 90-Day Agreement Between Kopin Corporation and Xybernaut Corporation



Both parties agree that the intent of this interim agreement is to fashion the basis for an effective working relationship between the two companies to cover the next 90-Day period. Also, during this 90 Day period both companies should focus on defining the terms and conditions under which the two companies will deal with each other on a long term basis. During this time, the following guidelines will govern the relationship.

1. During the 90-Day period following signature of this Agreement, Kopin will extend to Xybernaut the right to purchase all of the prototype monochrome monocular HMDs that Kopin manufactures for the belt worn voice and/or thought activated computer or terminal systems for the maintenance markets. Every two weeks, Kopin will provide Xybernaut with a manufacturing forecast for the following two week period. Xybernaut, at that time, will have the option of purchasing for delivery within a 30-Day period, any or all such units. If, for any reason, Xybernaut fails to purchase any, or all, of these HMDs, Kopin retains the right to sell the excess units to any third party other than the InterVision Corporation or Phoenix Corporation.

2. During this 90-Day period, Xybernaut agrees to purchase a minimum of 130 units from Kopin. Kopin agrees to deliver a minimum of 30 units during the first 30-Day period of this agreement. Units delivered to Xybernaut during this period but which (a) fail to pass quality inspection (b) are returned to Kopin, and (c) are not returned by Kopin prior to the end of this 90-Day period will count toward the minimum purchase.

3. Unit pricing for this 90-Day, period will be $1,550. A new agreement with quantity pricing and other terms will be negotiated in good faith by both parties during the period of this interim agreement.

4. Xybernaut will have 5-Days to inspect and reject any units delivered to it by Kopin. Kopin retains the right to resell any rejected units to any third party other than InterVision Corporation or Phoenix Corporation. In all cases, the first business day of acceptance is the business day (Monday) after the units have been received by Xybernaut and all shipments of units should be arranged by Kopin for delivery to Xybernaut on Fridays.

5. Pricing for the first 25 units will be COD. After that period, Kopin will begin to extend credit to Xybernaut on a net 15-Day period for a sum not to exceed $38,750 until Kopin believes that further relaxation of its credit restrictions are warranted.

6. Kopin will have unique part numbers and serial numbers for each HMD unit of the type to Xybernaut.


Agreed and accepted on May 13, 1996 by    Agreed and accepted on May 10, 1996 by
Kopin Corporation                         Xybernaut Corporation

By:  /s/ JOHN C.C. FAN                    By:  /s/ EDWARD G. NEWMAN
   --------------------------------          ------------------------------
John C.C. Fan, CEO/President              Edward G. Newman, President